EXECUTION VERSION

Exhibit 10.54

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AND ASSIGNMENT AGREEMENT

among

Velos Biopharma Holdings, LLC

and

VelosBio Inc.

and

Oncternal Therapeutics, Inc.

Dated: February 6, 2018

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1

2.	LICENSE GRANT; EXCLUSIVITY; ASSIGNMENT OF CERTAIN RIGHTS		7
	2.1	License Grant	7
	2.2	Sublicense Rights	7
	2.3	UCSD License Agreement	8
	2.4	Retained Rights	11
	2.5	Exclusivity.	11
	2.6	Oncternal License and Assignment Agreement	13
	2.7	Selexis Sublicense	13

3.	DEVELOPMENT AND COMMERCIALIZATION; REGULATORY		13
	3.1	Product Development	13
	3.2	Product Commercialization	13
	3.3	Companion Diagnostics	14
	3.4	Right of Reference.	14

4.	PAYMENT TERMS		14
	4.1	Payment Terms	14
	4.2	Payment Method	17
	4.3	Taxes	18

5.	RECORDS; AUDIT RIGHTS		19
	5.1	Relevant Records	19

6.	INTELLECTUAL PROPERTY RIGHTS		19
	6.1	Pre-existing IP	19
	6.2	Patent Prosecution	20

7.	INFRINGEMENT; MISAPPROPRIATION		21
	7.1	Notification	21
	7.2	Enforcement Action	21

8.	CONFIDENTIALITY		22
	8.1	Definition	22
	8.2	Obligations	23
	8.3	Exceptions	23
	8.4	Right to Injunctive Relief	24
		Ongoing Obligation for Confidentiality	24
		Publicity Review	24

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS		24
	9.1	Representations, Warranties and Covenants by Each Party	24

	9.2	Additional Representations, Warranties and Covenants by LICENSEE	25
	9.3	Additional Representations, Warranties and Covenants by LICENSOR.	25
	9.4	No Other Warranties	27

10.	INDEMNIFICATION		27
	10.1	Indemnification by LICENSEE	27
	10.2	Indemnification by LICENSOR	28
	10.3	Indemnification Procedure	28

11.	LIMITATION OF LIABILITY		28
	11.1	Consequential Damages Waiver	28
	11.2	Liability Cap	29

12.	TERM; TERMINATION		29
	12.1	Term	29
	12.2	Termination for Convenience	29
	12.3	Termination for Cause	29
	12.4	Termination for Patent Challenge	30
	12.5	Termination for a Bankruptcy Event	30
	12.6	Effect of Termination or Expiration	30
	12.7	Remedies	31
	12.8	Survival	31

13.	LICENSEE INSURANCE		31
	13.1	Insurance Requirements	31
	13.2	Policy Notification	32
	13.3	Third Parties	32

14.	DISPUTE RESOLUTION		32
	14.1	General	32
	14.2	Meeting	32
	14.3	Arbitration	32

15.	PRODUCT IP ASSIGNMENT		33
	15.1	Transfer of Product IP	33

16.	GENERAL PROVISIONS		33
	16.1	Assignment	33
	16.2	Severability	34
	16.3	Governing Law	34
	16.4	Force Majeure	34
	16.5	Waivers and Amendments	34
	16.6	Relationship of the Parties	34
	16.7	Successors and Assigns	34
	16.8	Notices	35
	16.9	Further Assurances	35
	16.10	No Third Party Beneficiary Rights	36

ii

16.11	Entire Agreement	36
16.12	Counterparts	36
16.13	Cumulative Remedies	36
16.14	Interpretation; Waiver of Rule of Construction	36
16.15	Guaranty	37

iii

LICENSE AND ASSIGNMENT AGREEMENT

THIS LICENSE AND ASSIGNMENT AGREEMENT (“Agreement”), dated as of February 6, 2018 (the “Effective Date”), is entered into among Velos Biopharma Holdings, LLC., a Delaware limited liability company (“LICENSOR”), and VelosBio Inc., a Delaware corporation (“LICENSEE”) and, solely with respect to Sections 2.3, 2.6, 2.7, 3.3, 3.4, 7.1, 16.1, 16.9, 16.15 and Articles 8 and 14, Oncternal Therapeutics, Inc., a Delaware corporation (“Oncternal”). Each of LICENSOR and LICENSEE, and Oncternal solely with respect to the above-referenced Sections, may be referred to herein as a “Party,” and collectively as the “Parties”).

RECITALS

WHEREAS, LICENSOR has acquired rights to the Licensed Technology and the Product IP (each hereinafter defined) pursuant to that certain License and Assignment Agreement by and between Oncternal and LICENSOR dated as of even date herewith (the “Oncternal License and Assignment Agreement”) and

WHEREAS, LICENSEE desires to obtain and LICENSOR has agreed to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS

1.1

“ADC Product” means any product containing or comprising a ROR1 reactive Antibody conjugated or fused directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an Antibody). For clarity, “ADC Product” includes, but is not limited to, any Bispecific Product conjugated, fused, or operatively linked directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an Antibody), but excludes a CAR-T Product.

1.2

“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such first Person. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of the Ownership Threshold or more of the voting securities of such entity. Solely for purposes of this Agreement and appropriately apportioning responsibilities between the Parties, LICENSOR and Oncternal and their controlled Affiliates shall not be deemed Affiliates of LICENSEE or its controlled Affiliates and LICENSEE and its controlled Affiliates shall not be deemed an Affiliate of LICENSOR or Oncternal. The “Ownership Threshold” means sixty-five percent (65%) solely for purposes of Section 16.15 with respect to LICENSOR and Oncternal, and fifty percent (50%) for all other purposes hereunder.

1.3

“Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines, including, without limitation, but only as applicable to a given activity, all good clinical practices, good manufacturing practices and all applicable standards or guidelines promulgated by the appropriate Regulatory Authority.

1.4

“Antibody” means all forms of antibodies, including, but not limited to: murine, chimeric, primatized, humanized, de-immunized, and human; as well as all intact antibodies and fragments (including, but not limited to, Fab, scFv formats (including diabodies and tandem scFvs), single domain antibodies (such as nanobodies), and small modular immunopharmaceuticals (SMIPs)). For clarity, an Antibody includes any Antibody whose carbohydrates or Fc region have been chemically or genetically modified, for example, to alter its pharmacokinetics, or its interactions with immune effector cells or complement components.

1.5

“Bispecific Product” means any product containing or comprising a ROR1 reactive Antibody conjugated, fused, or operatively linked to any other moiety such that such product can bind simultaneously one or more epitopes on ROR1 and one or more different targets (e.g., polypeptide, carbohydrate, or lipid). For clarity, Bispecific Product does not include a CAR-T Product, but does include “multispecific” Antibodies.

1.6	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by law to remain closed.

1.7

“Calendar Quarter” means a calendar quarter, except that the first (1st) Calendar Quarter shall commence on the Effective Date and extend to the end of the then-current calendar quarter and the last calendar quarter shall extend from the first day of such calendar quarter until the effective date of the termination or expiration of this Agreement.

1.8

“CAR-T Product” means any product that is a genetically engineered immune effector cell expressing a ROR1 reactive Antibody or the genetic techniques to produce it, or other genetically engineered cellular therapies having an affinity for ROR1. For clarity, a CAR-T Product can also include additional Antibodies recognizing other cellular targets, or the genetic techniques to produce it, but does not include any Bispecific Product.

1.9

“Change in Control” means (a) the acquisition of any voting securities of a Party by any Person other than an Affiliate of such Party, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (i) the then-outstanding shares or (ii) the combined voting power of the Party’s then-outstanding voting securities, or (b) the sale to a Person other than an Affiliate of such Party of all or substantially all of the assets of such Party. Notwithstanding the foregoing, (1) a stock sale to underwriters of a public offering of a Party’s capital stock or other Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party or (2) a shift in the majority of the voting power of a Party as a resulting of a financing in which a Party issues convertible preferred shares or other securities to investors (including existing investors) in an arm’s length transaction shall not constitute a Change in Control.

1.10	“Commencement” when used with respect to a Registration Study, means the first dosing of the first subject for such trial.

1.11

“Commercialize” or “Commercialization” means any and all activities directed to commercialization, including to manufacture for sale (along with any and all activities directed to the manufacture, receipt, incoming inspections, storage, quality control and handling of raw materials and components and the manufacture, formulation, packaging, storage, handling, assembly, production, processing, labeling, testing, disposition, packaging and quality control of any product, including manufacturing process development, scale-up and validation), market, promote, distribute, offer for sale and sell (as well as importing and exporting activities in connection therewith).

1.12

“Commercially Reasonable Efforts” means: (a) with respect to Development of a Product, the efforts and expenditures required to obtain Regulatory Approval that would be employed by a company in the pharmaceutical or biotechnology industry of similar size and resources to LICENSEE for a product of similar commercial potential with similar rights; and (b) with respect to Commercialization of a Product, the efforts and expenditures that would be employed by a company in the pharmaceutical or biotechnology industry of similar size and resources to LICENSEE and for a product of similar commercial potential with similar rights, in each case of (a) and (b) considering all relevant factors at the relevant time, including anticipated and actual competitiveness of the marketplace, proprietary position (e.g., patent coverage), regulatory status, supply chain, profitability (including pricing and reimbursement status achieved), relative safety and efficacy of, and other relevant factors, including technical, legal, scientific or medical factors.

1.13

“Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or, subject to Section 2.2, a sublicense under Intellectual Property Rights, as applicable, to the other Party pursuant to the terms of this Agreement without breaching an obligation to or other arrangement with a Third Party. Notwithstanding the foregoing, upon a Change in Control of LICENSOR that results in LICENSOR being merged into a Third Party and/or all or substantially of LICENSOR’s assets being assigned to a Third Party, the term Control shall be limited to only those Intellectual Property Rights that were Controlled by LICENSOR immediately prior to such Change of Control.

1.14

“Cover”, “Covered” or “Covering” means, with respect to a particular compound and a particular patent (or patent application), that, but for rights granted hereunder, the making, using or selling of such compound would infringe a Valid Claim in such patent (or patent application, as if such claim had issued).

1.15	“Develop” or “Development” means to conduct any and all research and development activities, including manufacturing process development and manufacturing for research and clinical trial purposes.

1.16	“Dispute” is defined in Section 14.2.

1.17	“Dispute Resolution Period” is defined in Section 14.2.

1.18	“Executive Officers” means the Chief Executive Officer of each Party.

1.19

“Exploit”, “Exploiting” or “Exploitation” means to Develop, practice any methods, manufacture, have manufactured, market, use, import, export, Commercialize (including to offer for sale, lease, license, sell, distribute, provide technical support for and/or otherwise dispose of), in each case, directly and indirectly through multiple tiers.

1.20	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.21	“Field” means therapeutic, diagnostic and preventive applications in all indications.

1.22

“First Commercial Sale” means, with respect to any Product and any country, the first sale of such Product in such country by LICENSEE or its sublicensees for monetary value for use or consumption by the general public pursuant to a Regulatory Approval in such country.

1.23

“Fully-Diluted Equity” means all outstanding shares of capital stock of LICENSEE on an as converted to common stock basis and all options, warrants or other convertible securities, instruments, understandings, or other rights to receive or acquire capital stock (assuming the exercise or conversion in full of such options, warrants or other convertible securities, instruments or other rights, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms).

1.24

“Infringing Product” means any ADC Product or Bispecific Product that (a) contains the same active ingredient as a Product, (b) is manufactured using the same process as used to manufacture a Product, or (c) is intended to treat any indication for which such Product is being Exploited.

1.25

“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.26

“Intellectual Property Rights” means all trade secrets, copyrights, patents and other patent rights, trademarks, service marks, moral rights, rights in data and any and all other intellectual property or proprietary rights (including, without limitation, applications relating thereto) in any inventions, compounds, techniques, Know-How or discoveries, whether or not patentable now known or hereafter recognized in any jurisdiction.

1.27

“Know-How” means any and all tangible and intangible information and materials, including research and development data, regulatory submissions and correspondence, manufacturing information and processes, formulations, assays, cell lines, sequences, composition of matter, constructs, discoveries, improvements, modifications, processes, methods, protocols, formulas, utility, data (including physical, chemical, biological, toxicological, pharmacological, preclinical, clinical, and veterinary data), results, inventions, techniques, discoveries, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data.

1.28

“Licensor Know-How” means Know-How which is owned or Controlled by LICENSOR or Oncternal or any of LICENSOR’s or Oncternal’s other Affiliates as of the Effective Date, including producer cell lines, master cells banks and Regulatory Filings, necessary or useful for the Exploitation of Products; provided that Licensor Know-How expressly excludes any Know-How (i) licensed to LICENSOR under the UCSD License Agreement or the Selexis Agreement or (ii) included within Product IP.

1.29

“Licensor Patents” means the patents and patent applications which are owned or Controlled by LICENSOR or Oncternal or any of LICENSOR’s or Oncternal’s other Affiliates, in each case, having claims Covering, but not exclusively Covering, the (i) Products but only to the extent such Products were existing as of the Effective Date or (ii) any inventions within the Licensor Know-How but only to the extent such inventions were existing as of the Effective Date, (b) all regular, divisional, continuation, substitution, continuation-in-part, and continued prosecution applications that claim priority to those patents or patent applications described in subsection (a); (c) all patents that have issued or in the future issue from any of the foregoing patent applications in subsections (a) or (b), including utility, model and design patents, certificates of invention and applications for certificates of invention; (d) any reissues, renewal, extensions (including patent term extensions and supplemental certificates and the like), adjustments, reexaminations, revalidations, registrations and pediatric exclusivity periods of any of the foregoing; and (e) any foreign equivalents of any of the foregoing; provided that the Licensor Patents shall expressly exclude the Platform Patents and the Product IP and any patents licensed under the Selexis Agreement. For clarity, LICENSOR represents and warrants that, as of the Effective Date, there are no Licensor Patents.

1.30	“Licensed Technology” means the Licensor Patents and the Licensor Know-How.

1.31

“LICENSOR’s Equity” means (i) LICENSOR’s ownership percentage of LICENSEE’s total outstanding equity plus (ii) the ownership percentage of LICENSEE’s total outstanding equity by any Persons that have purchased equity of LICENSEE from LICENSOR (whether purchased directly or indirectly through subsequent resale), in each case, on a Fully Diluted Basis; provided, that LICENSOR’s Equity shall remain fixed at the percentage existing at the time an agreement is executed for a Change in Control of LICENSEE. For clarity, when determining LICENSOR’s Equity liquidation preferences shall not be considered.

1.32	“Major European Market Country” means France, Germany, Great Britain, Spain and Italy.

1.33

“Net Sales” means the total of the gross invoice prices of Products sold or leased by LICENSEE, its Affiliates and sublicensees, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales tax, use tax, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to customers because of rejections, returns or recalls of Products or because of rebates or charge-backs. For purposes of calculating Net Sales, transfers to a sublicensee or an Affiliate of Product under this Agreement for (i) end use (but not resale) by the sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.34

“NDA” means: (a) a new drug application filed with the FDA for authorization for marketing a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.35

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.36	“Platform Patents” means the Patent Rights as that term is defined in the UCSD License Agreement as of the Effective Date, including the patents and patent applications set forth in Schedule A.

1.37

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any governmental entity or arbitrator.

1.38

“Products” means any product (i) that is an ADC Product or (ii) that is a Bispecific Product. For clarity, Products may contain a toxic payload and also be reactive with other targets in addition to ROR1. For further clarity, subject to the final sentence of Section 2.1.1, Products does not include CAR-T Products or ROR1 Antibody Products.

1.39

“Product IP” means (i) the patents and patents applications set forth on Schedule B (including all related file histories) and (ii) all Know–How, trademarks, service marks, good will, moral rights, and any and all other Intellectual Property Rights (including, without limitation, the right to sue for infringement, including past infringement), whether or not patentable now known or hereafter recognized in any jurisdiction owned or controlled by LICENSOR, Oncternal or any of its or their Affiliates as of the Effective Date, in each case, that is exclusively related to a Product, including the Know-How set forth on Schedule B.

1.40	“Registration Study” means a clinical study that would satisfy the requirements of 21 C.F.R. § 312.21(c) (or analogous statutory requirements outside of the United States).

1.41

“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval (including where required or reasonably prudent to obtain, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction.

1.42	“Regulatory Authority(ies)” means, collectively, the entities in each country in the Territory responsible for: (i) granting Regulatory Approvals for a Product in the Territory; or (ii) the establishment, maintenance and/or protection of rights related to the Licensor Patents or Platform Patents, or any other successor entities thereto.

1.43

“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.44	“ROR1 Antibody Product” means any product containing or comprising a ROR1 reactive Antibody, including, without limitation, cirmtuzumab, that is not an ADC Product or a Bispecific Product.

1.45	“Subcontractors” is defined in Section 2.2.3.

1.46	“Term” is defined in Section 12.1.

1.47	“Territory” means worldwide.

1.48	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.49	“UCSD License Agreement” means that certain License Agreement, dated March 31, 2016, by and between Oncternal and The Regents of the University of California.

1.50

“Valid Claim” means a claim of (a) an issued and unexpired patent included within the Platform Patents, the Licensor Patents or the Product IP that (i) has not been revoked, declared unenforceable or unpatentable, or held invalid by a court or other governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (ii) has not been admitted to be rendered invalid or unenforceable through reissue, disclaimer or otherwise, and (iii) has not been finally cancelled, withdrawn, abandoned, allowed to lapse, or rejected by any governmental agency of competent jurisdiction or (b) a pending application within the Platform Patents, the Licensor Patents or the Product IP that has been pending for no more than seven (7) years from the first priority date.

2.	LICENSE GRANT; EXCLUSIVITY; ASSIGNMENT OF CERTAIN RIGHTS

2.1	License Grant.

2.1.1

Licensed Technology. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE an exclusive and sublicensable (through multiple tiers and subject to Section 2.2) right and license under the Licensed Technology to Exploit Products within the Field and within the Territory (the “License”). For clarity, the Parties acknowledge and agree that the License includes the right, under the Licensed Technology, to manufacture and Develop the naked ROR1 reactive Antibody solely to the extent necessary to Exploit a Product.

2.2	Sublicense Rights.

2.2.1	LICENSEE shall have the right to sublicense the rights granted under the

License in Section 2.1 to one or more of its Affiliates or Third Parties, provided that LICENSEE shall cause its Affiliates, and shall use Commercially Reasonable Efforts to cause any such Third Parties, to comply with and be bound by those terms and conditions under this Agreement that by their terms are intended to obligate a sublicensee. Notwithstanding the foregoing, LICENSEE shall remain responsible for complying with such applicable terms and conditions. A breach by any such Affiliate or Third Party sublicensee of LICENSEE of any such obligation of LICENSEE shall constitute a breach by LICENSEE of this Agreement and shall entitle LICENSOR to exercise its rights hereunder against LICENSEE, in addition to any other rights and remedies to which LICENSOR may be entitled.

2.2.2	The terms of this Section 2.2 shall apply to each subsequent sublicensee or sub-sublicensee, as if same were LICENSEE’s original sublicensee.

2.2.3

LICENSEE and its sublicensees shall have the right to utilize subcontractors, including service providers, manufacturers, clinical research organizations and distributors who are performing services on LICENSEE’s and/or its sublicensee’s behalf (“Subcontractors”). Any use of such Subcontractors shall not require the consent of LICENSOR nor shall such Subcontractors be deemed sublicensees for purposes of this Agreement, including this Section 2.2; provided, that, for clarity, LICENSEE and/or its sublicensees shall have the right to grant a sublicense under the License to any such Subcontractors.

2.3	UCSD License Agreement.

2.3.1

Simultaneous with the execution of this Agreement, LICENSOR and LICENSEE agree to enter into a partial assignment and assumption of the UCSD License Agreement in the form set forth in Schedule C attached hereto (the “Assignment”). Thereafter, LICENSOR, or Oncternal, in conjunction with LICENSEE, will use good faith efforts to negotiate an amendment to the UCSD License Agreement (as necessary and appropriate) to address certain matters to be agreed by Oncternal and LICENSOR, collectively, and LICENSEE and UCSD including (i) that if the UCSD License Agreement is terminated for reasons other than LICENSEE’s, its Affiliates’ or sublicensees’ fault, then LICENSEE shall retain its rights under the UCSD License Agreement and (ii) that milestones payments will be clarified such that if a Product would trigger two different sets of milestones (i.e., milestones associated with an “ADC Licensed Product” and an “Antibody Fragment or Synthetic Antibody Licensed Product” (as such terms are used in the UCSD License Agreement)) then only the higher of such milestones will be due and payable to UCSD and (iii) that LICENSEE’s status as an Affiliate assignee is permitted by the UCSD License Agreement (and LICENSEE is not considered a “Third Party Sublicensee” as such term is defined in the UCSD License Agreement) and such status (for purposes of UCSD) shall be retained regardless of any changes in LICENSEE’s ownership, (iv) an appropriate process to enable Oncternal and LICENSOR, collectively, and LICENSEE and UCSD to discuss and appropriately address patenting matters related to the Platform Patents, (v) the provisions set forth in Section 2.3.4 below, and (vi) that each

Party shall be released by UCSD from any breaches by the other Party of its assigned or retained portion of the UCSD License Agreement, and (v) the right to sublicense to an Affiliate without the consent of UCSD. Alternatively to negotiating such an amendment, LICENSOR or LICENSEE may request that UCSD split the UCSD License Agreement into two separate license agreements and in such case LICENSEE would handle its own independent negotiations with UCSD; provided, that Oncternal shall agree to any reasonable complementary amendment that is necessary to the UCSD License Agreement retained by Oncternal in light of such separate negotiations (e.g., a termination of the UCSD License Agreement with respect to Products, so that the Products can be directly licensed by UCSD to LICENSEE). Each Party shall have the right to provide input to the other and Oncternal with respect to any such amendments and/or splitting of the UCSD License Agreement and may join any discussions with UCSD concerning such amendments and/or splitting of the UCSD License Agreement; provided, that, such right to provide input shall terminate with respect to any Party or Oncternal, as applicable, that receives notice from UCSD that such Party or Oncternal is in breach of the UCSD License Agreement and has not cured such breach during the applicable cure period; provided, further that, in any event, LICENSOR and Oncternal, on the one hand, or LICENSEE, on the other hand, will not directly communicate with UCSD in the event that UCSD objects to such direct participation in regards to the other such entity(ies) agreement with UCSD (e.g., if UCSD objects to Oncternal participating in direct discussions regarding LICENSEE’s direct license then Oncternal will not participate).

2.3.2

Subject to Section 2.3.1, LICENSOR and Oncternal shall maintain their respective rights under the UCSD License Agreement in full force and effect, without amendment, and perform their respective obligations thereunder in all material respects, except to the extent any failure to do so would not cause an adverse effect on LICENSEE’s rights under this Agreement. LICENSOR shall keep LICENSEE promptly informed of any development pertaining to the UCSD License Agreement that would reasonably be expected to have an adverse effect on LICENSEE’s rights under this Agreement or the UCSD License Agreement and in the event that such adverse effect could constitute a breach of the UCSD License Agreement that is uncured by Oncternal, LICENSEE shall have the right to cure such breach. In the event that LICENSEE establishes an independent agreement with UCSD or UCSD agrees or consents in writing to the Assignment contemplated hereunder then this Section 2.3.2 shall be of no further force or effect.

2.3.3

Subject to Section 2.3.1, LICENSEE shall maintain its rights under the UCSD License Agreement in full force and effect and perform its obligations thereunder in all material respects, without amendment, except to the extent any failure to do so would not cause an adverse effect on LICENSOR’s rights under this Agreement or Oncternal’s rights under the UCSD License Agreement. LICENSEE shall keep LICENSOR promptly informed of any development pertaining to the UCSD License Agreement that would reasonably be expected to have an adverse effect on LICENSOR’s rights under this Agreement or Oncternal’s rights under the

UCSD License Agreement and in the event that such adverse effect could constitute a breach of the UCSD License Agreement that is uncured by LICENSEE, LICENSOR and/or Oncternal shall have the right to cure such breach. In the event that LICENSEE establishes an independent agreement with UCSD or UCSD agrees or consents in writing to the Assignment contemplated hereunder then this Section 2.3.3 shall be of no further force or effect.

2.3.4

The Parties will use their respective commercially reasonable efforts to cause any amendment to the UCSD License Agreement, whether a single agreement or a split agreement, to have the following terms related to patents and patent applications and which terms will control, in any event, as between the Parties and their Affiliates:

(a)

Platform Patents. Except as set forth in subsection (b) below, Oncternal has the first right but not the obligation to conduct, control and pay for the prosecution, maintenance, challenges against validity and unenforceability or patentability with respect to the Platform Patents in the Territory. At Oncternal’s request, LICENSEE shall reasonably cooperate with and assist Oncternal in connection with such activities. As between the Parties, Oncternal and LICENSEE shall each bear fifty percent (50%) of the reasonable out of pockets costs of the prosecution and maintenance of the Platform Patents and LICENSEE shall within forty five (45) days reimburse Oncternal for its portion of the costs upon receipt of an undisputed and appropriately documented invoice therefor; provided, that, upon written notice from LICENSEE to Oncternal, LICENSEE may elect to stop sharing in the costs of any given Platform Patent and, if such notice is provided, then the subject Platform Patent(s) shall no longer be Platform Patents hereunder and shall be excluded from the definition of Platform Patents.

(b)

Information Rights. Oncternal shall (i) keep LICENSEE reasonably informed as to the status of each Platform Patent in the Territory, (ii) provide LICENSEE with copies of correspondence and materials relating to the prosecution, maintenance and defense of each Platform Patent in the Territory, and consider in good faith the reasonable requests, suggestions and advice of LICENSEE with respect thereto to pass along to UCSD, including, in any event, passing along to UCSD LICENSEE’s reasonable requests for any particular or additional such correspondence or materials and (iii) promptly provide LICENSEE with copies of correspondence and materials received from or filed with any Regulatory Authority within the Territory related to the Platform Patents which have been received from UCSD. The foregoing activities shall be undertaken on timing that is reasonably appropriate in light of any timing requirements that Oncternal is subject to so that LICENSEE has a meaningful opportunity to provide input and for Oncternal to consider and act on such input.

(c)	Patent Term Extension. If election with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to a Product becomes available, upon Regulatory Approval or otherwise, the Parties will discuss in good faith which of the Platform Patents, if any, will be extended. Oncternal will have final decision making authority for which of the Platform Patents, if any, to extend.

(d)

Enforcement of Platform Patents. LICENSEE shall have the first right, but not the obligation, using counsel of its choice, to enforce the Platform Patents against any actual or suspected infringement of the Platform Patents with respect to the Exploitation of an Infringing Product in the Field and Territory by a Third Party or defend any declaratory action with respect thereto brought by such Third Party (a “Platform Patent Action”), at its expense, and Oncternal shall provide all reasonable assistance to LICENSEE in such Platform Patent Action, including joining, at LICENSEE’s reasonable expense, such Platform Patent Action if necessary to maintain the Platform Patent Action, or to seek additional or alternative damages or injunctive relief under such Platform Patent Action. Notwithstanding anything to the contrary herein, neither LICENSEE nor any of its sublicensees shall, without the prior written consent of Oncternal (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Platform Patents anywhere in the world, or (ii) give rise to liability of Oncternal or its Affiliates.

(e)

Recoveries. Any recovery received as a result of any Platform Patent Action shall be used first to reimburse the Parties for their costs and expenses (including attorneys’ and professional fees) incurred in connection with such action (and not previously reimbursed), and any remaining amounts of such recovery shall be awarded to the Party that brought the suit; provided that if both Parties jointly bring a Platform Patent Action any amount recovered will be applied pro-rata (based on the agreed allocation of costs and expenses to be borne by each Party in such action or suit) for the costs and expenses with respect to such action or suit (including reasonable attorneys’ fees and costs).

2.4

Retained Rights. Each Party reserves all rights with respect to all Intellectual Property Rights that are not specifically granted herein. Nothing in this Agreement shall be construed to confer any rights upon LICENSEE or LICENSOR by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of the other Party or its Affiliates other than as expressly set forth herein.

2.5	Exclusivity.

2.5.1

After the Effective Date and during the Term, neither LICENSOR nor any of its Affiliates (including Oncternal) shall Develop or Commercialize, directly or indirectly, or grant any Third Party any rights to Exploit any Product; provided, however, that the foregoing shall in no way preclude or otherwise limit LICENSOR’s or any of its Affiliate’s rights to perform or complete any obligations under this Agreement or any other Agreement which may be entered into from time to time by and between LICENSOR and/or any of its Affiliates on the one hand and LICENSEE and/or its Affiliates or sublicensees on the other. The restrictions set forth in this Section 2.5.1 shall apply to an acquirer of LICENSOR pursuant to a Change in Control (and any of such acquirer’s Affiliates existing prior to the date of such Change in Control), subject to Section 2.5.3.

2.5.2

After the Effective Date and during the Term, neither LICENSEE nor any of its Affiliates shall Develop or Commercialize, directly or indirectly, or grant any Third Party any rights to Exploit any ROR1 reactive Antibody which is not conjugated, fused, or operatively linked with another chemical or biological entity; provided, however, that the foregoing shall in no way preclude or otherwise limit LICENSEE’s or any of its Affiliate’s ability to exercise its rights and perform or complete any obligations under this Agreement, including without limitation, Sections 3.1 and 3.3 and any other activities in the Exploitation of Products that use a naked ROR1 reactive Antibody. The restrictions set forth in this Section 2.5.2 (i) shall apply to an acquirer of LICENSEE pursuant to a Change in Control (and any of such acquirer’s Affiliates existing prior to the date of such Change in Control), subject to Section 2.5.3 and (ii) shall not restrict LICENSEE or any of its Affiliates or sublicensees from, directly or indirectly, using a ROR1 reactive Antibody which is not conjugated, fused, or operatively linked with another chemical or biological entity in experiments or studies to elucidate or document the difference obtained between any such Antibody and a Product or in the context of a companion diagnostic; provided neither LICENSEE nor any of its Affiliates or sublicensees shall, directly or indirectly, use a ROR1 reactive Antibody which is not conjugated, fused, or operatively linked with another chemical or biological entity in any clinical trial or other human dosing study except in the context of a companion diagnostic.

2.5.3

Notwithstanding Section 2.5.1 or 2.5.2(i) above, if the acquirer of a Party or any of such acquirer’s Affiliates (collectively, but excluding such Party and its Affiliates existing immediately prior to the closing of such acquisition, the “Acquirer”) is engaged, directly or indirectly, in any activities that, if carried out by such Party, would cause such Party to breach its exclusivity obligations set forth in Section 2.5.1 or 2.5.2(i) above (such activities, a “Competing Program”), then the Acquirer shall have six (6) months from the closing date of such acquisition to notify the other Party in writing that it will either (a) continue such Competing Program, provided that such Competing Program was not and is not conducted through use of any Product IP or Platform Patents or any of such other Party’s Confidential Information, or (b) complete the Divesture (as defined below) of such Competing Program. The Acquirer’s conduct of such Competing Program during such six (6) month period and thereafter, if applicable, shall not be deemed a breach of the acquired Party’s exclusivity obligations set forth in Section 2.5.1 or 2.5.2(i), as applicable, provided that the requirements of subclause (a) above are met. The acquired Party shall provide the other Party with written notice of any such acquisition no later than thirty (30) days after the date thereof. “Divesture”, as used in this Section 2.5.3, means the sale or transfer of rights to the Competing Program by the Acquirer to a Third Party, which may include the receipt of fees, milestones and royalties on sales of products arising from the divested Competing

Program, provided that neither the Acquirer nor any of its Affiliates engage in any management, governance or decision-making activities in connection with such Competing Program.

2.6

Oncternal License and Assignment Agreement. LICENSOR and Oncternal shall not amend or terminate the Oncternal License and Assignment Agreement without first obtaining the prior written consent of LICENSEE’s chief executive officer, provided that no consent shall be required if such amendment does not directly or indirectly adversely affect LICENSEE’s rights under this Agreement.

2.7

Selexis Sublicense. The Parties acknowledge and agree that Oncternal and Licensor do not have the right to sublicense the Selexis Patents and the Selexis Know-How licensed to Oncternal under that certain Commercial License Agreement between Selexis SA (“Selexis”) and Oncternal (as successor in interest to Roar Therapeutics) dated May 19, 2014 (the “Selexis Agreement” and as such terms are defined therein) and the Selexis Patents and the Selexis Know-How are not “Controlled” by LICENSOR and not sublicensed under this Agreement. Notwithstanding the foregoing, LICENSOR and Oncternal agree to use reasonable efforts to assist LICENSEE in obtaining a license directly from Selexis to manufacture and use the Cell Line (as defined under the Selexis Agreement) in connection with the Products. Notwithstanding the foregoing, pursuant to the Transition Services Agreement, Oncternal has agreed to supply the UC-961 Antibody to LICENSEE for the period set forth in the Transition Services Agreement and in accordance with the terms therein. If either Oncternal or LICENSEE determines that a sublicense under the Selexis Agreement is also necessary for Oncternal to supply just the UC-961 Antibody to LICENSEE for incorporation in the Products, the Parties shall promptly negotiate and enter into a separate simple form sublicense (and consistent with the relevant terms of the Transition Services Agreement) which shall remain in place until such time as LICENSEE has its own agreement with Selexis for use of the Cell Line in connection with the Products.

3.	DEVELOPMENT AND COMMERCIALIZATION; REGULATORY

3.1

Product Development. LICENSEE shall itself, or through its sublicensees, use Commercially Reasonable Efforts to Develop the Product, including each of the Products which are in development as of the Effective Date. In connection with its efforts to Develop Products, as between the Parties and subject to the performance of LICENSOR’s obligations under this Agreement and the performance of Oncternal’s obligations under the Asset Purchase Agreement and Transition Services Agreement, each between Oncternal and LICENSEE of even date herewith (the “Asset Purchase Agreement”, the “Transition Services Agreement”, and each a “Transaction Agreement”, respectively), LICENSEE shall, as between the Parties, bear all responsibility and expense for filing Regulatory Filings and obtaining Regulatory Approval for such Products.

3.2

Product Commercialization. LICENSEE shall itself, or through its sublicensees, use Commercially Reasonable Efforts to obtain Regulatory Approval to Commercialize the Products and where Regulatory Approval to Commercialize Product is obtained by LICENSEE or its sublicensees use Commercially Reasonable Efforts to Commercialize the Products.

3.3

Companion Diagnostics. The Parties shall use Commercially Reasonable Efforts to collaborate in the development of a companion diagnostic to identify patient cancers expressing ROR1, and the Parties shall discuss in good faith how best to share any costs associated therewith (if sharing at all); provided, that, if a mutual path forward cannot be established after such good faith discussions, then each Party shall have the right to unilaterally develop a companion diagnostic; provided, that, if a Party unilaterally develops a companion diagnostic, and the other Party or any of its Affiliates subsequently desires access to such companion diagnostic, then such Party shall reimburse the developing Party for sixty percent (60%) of the documented costs that the developing Party incurred in developing such companion diagnostic (and thereafter each Party will be responsible for its own costs with respect to the use of such companion diagnostic in conjunction with its products). Notwithstanding the foregoing, Antibodies, Products or fragments thereof that are being developed by a Party as potential therapeutic agents shall not be utilized as companion diagnostics.

3.4	Right of Reference.

3.4.1

LICENSOR hereby grants LICENSEE and its sublicensees a non-exclusive right of reference with respect to any Regulatory Filings owned or Controlled by LICENSOR or Oncternal or any of their Affiliates (excluding any Affiliates which become Affiliates subsequent to a Change in Control of LICENSOR or Oncternal) during the Term for any ROR1 Antibody Product that is necessary or reasonably useful to Exploit any Product in the Field. For clarity, this right of reference includes LICENSEE’s right to cross reference U.S. IND #133131.

3.4.2

LICENSEE hereby grants LICENSOR and Oncternal and their licensees a non-exclusive right of reference with respect to any Regulatory Filings owned or Controlled by LICENSEE or any of its Affiliates during the Term (excluding any Affiliates which become Affiliates subsequent to a Change in Control of LICENSEE) during the Term for any ROR1 Antibody Product that is necessary or reasonably useful to Exploit such ROR1 Antibody Product.

4.	PAYMENT TERMS

4.1	Payment Terms.

4.1.1

Milestone Payments. LICENSEE shall notify LICENSOR as soon as practicable upon achievement of each milestone set forth in the applicable table below (each, a “Milestone”). In further consideration of the licenses and rights granted to LICENSEE, within sixty (60) days of achievement of each Milestone set forth in the applicable table below, LICENSEE shall pay to LICENSOR the corresponding non-creditable and non-refundable milestone payment (each, a “Milestone Payment”).

(a)	If LICENSOR’s Equity is less than [***] at the time LICENSEE achieves any of the following Milestones:

MILESTONE*	MILESTONE PAYMENT

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

*each Milestone shall only be payable once, regardless of the number of Products achieving such Milestone.

(b)	If LICENSOR’s Equity is [***] at the time LICENSEE achieves any of the following Milestones:

MILESTONE*	MILESTONE PAYMENT

[***]	[***]

[***]	[***]

[***]	[***]

*each Milestone shall only be payable once, regardless of the number of Products achieving such Milestone.

(c)

IF LICENSOR’s Equity is [***] at the time LICENSEE achieves any specific Milestone, no payments will be due resulting from such Milestone. For clarity, (i) should LICENSOR’s Equity subsequently change LICENSOR shall not be entitled to the retroactive payment or retroactive increased payment of any Milestone and (ii) Milestones (1), (2) and (3) under Sections 4.1.1 (a) and (b) may only be paid under either Section 4.1.1(a) or (b), but not both.

(d)

For the avoidance of doubt and notwithstanding anything to the contrary herein payment of a Milestone to LICENSOR by a sublicensee, assignee or other transferee of, or Third Party retained by, LICENSEE shall be deemed to have been satisfied by LICENSEE for purposes of this Section 4.1.1.

4.1.2	Royalty Payments.

(a)

Royalties. In consideration of the licenses and rights granted to LICENSEE hereunder, LICENSEE shall pay to LICENSOR a royalty on a Product-by-Product basis equal to the Royalty Percentage set forth below of annual Net Sales of such Product in the Territory during the Royalty Term applicable to such Product (collectively, “Royalties”). As used herein, “Royalty Percentage” means a percentage, as determined by LICENSOR’s Equity at the time of First Commercial Sale of the relevant Product, as set forth below.

LICENSOR’s Equity	[***]	[***]	[***]

Royalty Percentage	[***]	[***]	[***]

(b)

Royalty Term. The Royalties payable under this Section 4.1.2 shall be payable, subject to Section 4.1.2(f), on a Product-by-Product and country-by-country basis from the First Commercial Sale of such Product in such country until the latest of: (i) the tenth (10th) anniversary of the date of such First Commercial Sale of such Product in such country or (ii) the expiration of the last Valid Claim in such country that Covers such Product (the “Royalty Term”).

(c)

Quarterly Payments. LICENSEE shall pay to LICENSOR the applicable Royalties within sixty (60) days following the expiration of each Calendar Quarter after the date of the First Commercial Sale. Royalties will be payable on a country-by-country, Product-by-Product, basis commencing as of the First Commercial Sale of a Product in each country until the expiration of the Royalty Term for such Product in each country.

(d)

Reports. All payments shall be accompanied by a report that sets forth in reasonable detail (i) the Net Sales of Licensed Products for the previous Calendar Quarter, broken down by country (where available) and Product, (ii) the royalty payment that is due and payable, and (iii) the basis for calculating such royalty payment including the gross sales (where available) of Licensed Products by country (where available) and Product, the rate of currency conversion and date such conversion was calculated.

(e)

Combination Products. In the event that a Product is Commercialized in combination (whether co-formulated, co-packaged, or administered contemporaneously or in close proximity) with one or more products which are themselves not Products under this Agreement for a single price, the Net Sales for such Product shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product and B is the fair market value of the other product(s) in the combination sale. If the fair market value for any product sold in combination with a Product cannot be reasonably determined, the price attributed to such product will be based on the relative cost of goods for such product, as determined in accordance with GAAP.

(f)

Royalty Buy-Out. Notwithstanding this Section 4.1.2, LICENSEE shall have the right and option to buy-out LICENSOR’s right to receive Royalties by way of providing written notice to LICENSOR of LICENSEE’s intent to exercise such buy-out right no later than six (6) months following either (A) LICENSEE’s first receipt of Regulatory Approval to Commercialize a Product or (B) a Change in Control of LICENSEE (and, for clarity, either event shall trigger such option). If LICENSEE delivers such a notice: (i) the Royalty Term with respect to all Products will be deemed to have expired, and (ii) LICENSEE will pay LICENSOR a lump sum payment equal to (A) [***] if LICENSOR’s Equity is [***] or (B) [***] if LICENSOR’s Equity is [***] at the time that such buy-out is exercised.

4.1.3	Other Payments. LICENSEE shall pay to LICENSOR any other amounts due under this Agreement within sixty (60) days following receipt of an undisputed invoice.

4.1.4

Late Payments. In the event that any undisputed payments due hereunder are not made when due, then such payment shall accrue interest commencing on such due date until paid at the Prime Rate of Interest, as reported in the Wall Street Journal on such due date, plus [***]. The payment of such interest shall not limit or otherwise be deemed to be in satisfaction of LICENSOR exercising any other rights it may have under this Agreement arising from LICENSEE’s failure to make such payment when due.

4.1.5

After Royalty Term. After the expiration of the Royalty Term in any relevant country for a Product, LICENSEE shall not have any further obligation under this Agreement to pay royalties to LICENSOR in such country for such Product and LICENSEE’s License with respect to such Product and such country shall become perpetual, irrevocable and fully paid-up.

4.2	Payment Method.

4.2.1

Any payments that are recorded in currencies other than the US Dollar shall be converted into US Dollars at the thirty (30) day average of the daily foreign exchange rates published in the Wall Street Journal, Western Edition (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal, Western Edition for such period.

4.2.2

All payments from LICENSEE to LICENSOR shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by LICENSOR in writing to LICENSEE; provided that, if any such payment or wire transfer is rendered impossible or illegal by reason of Applicable Laws in a given country, then LICENSEE shall promptly notify

LICENSOR of the conditions preventing such payment or wire transfer and the amount of such payment shall be deposited in local currency in a recognized banking institution in the relevant country in the name or to the credit of LICENSOR. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

4.3	Taxes.

4.3.1

It is understood and agreed between the Parties that any amounts payable by LICENSEE to LICENSOR hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”), which shall be added thereon as applicable. LICENSEE shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit. Each Party will be responsible for their own income and property taxes. If LICENSEE is required to make a payment to LICENSOR subject to a deduction of tax or withholding tax, (i) if such withholding or deduction obligation arises as a direct result of any failure on the part of LICENSEE to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (a “LICENSEE Withholding Tax Action”), then the sum payable by LICENSEE (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that LICENSOR receives a sum equal to the sum which it would have received had no such LICENSEE Withholding Tax Action occurred, or (ii) otherwise, the sum payable by LICENSEE (in respect of which such deduction or withholding is required to be made) shall be made to LICENSOR after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable law.

4.3.2

To the extent LICENSEE is required to deduct and withhold taxes on any payments to LICENSOR, LICENSEE shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to LICENSOR an official tax certificate or other evidence of such withholding sufficient to enable LICENSOR to claim such payments of taxes. LICENSOR shall provide to LICENSEE any tax forms that may be reasonably necessary in order for LICENSEE not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

4.3.3

The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by LICENSEE to LICENSOR under this Agreement.

4.3.4	In the event that a Party undertakes any corporate action that affects the tax treatment of payments under this Agreement (e.g., reincorporation outside of the United States, or assignment of this Agreement to an Affiliate outside of the United States), then the Party undertaking such action shall be solely responsible for the taxes accruing in connection with (including any incremental taxes that come to apply as a result of) such action.

5.	RECORDS; AUDIT RIGHTS

5.1	Relevant Records.

5.1.1

Relevant Records. LICENSEE shall maintain accurate financial books and records pertaining to the sublicensing of the Licensed Technology pursuant to Section 2.2 and LICENSEE’s sale of each Product (collectively, “Relevant Records”). LICENSEE shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) two (2) years following expiration or termination of this Agreement.

5.1.2

Audit Request. LICENSOR shall have the right during the term and for twelve (12) months thereafter to engage, at its own expense, an independent auditor reasonably acceptable to LICENSEE (and which auditor has entered a confidentiality agreement with LICENSEE) to examine the Relevant Records from time-to-time, but no more frequently than once every twelve (12) months, and no more than once with respect to the same records, as may be necessary to verify the payments made by LICENSEE under this Agreement. Such audit shall be requested in writing at least seven (7) days in advance, and shall be conducted during LICENSEE’s normal business hours and otherwise in manner that minimizes any interference to LICENSEE’s business operations.

5.1.3

Audit Fees and Expenses. LICENSOR shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by LICENSEE of more than ten percent (10%) as to the period subject to the audit, LICENSEE shall reimburse LICENSOR for any reasonable and documented out-of-pocket costs and expenses of the audit within sixty (60) days after receiving invoices thereof.

5.1.4

Payment of Deficiency. If any audit establishes that LICENSEE underpaid any amounts due to LICENSOR under this Agreement, then LICENSEE shall pay LICENSOR any such deficiency within sixty (60) days after receipt of written notice thereof unless it disputes the results of such audit in accordance with Section 14 (Dispute Resolution) of this Agreement. If any audit establishes that LICENSEE overpaid any amounts due to LICENSOR under this Agreement, then LICENSEE shall be credited any such overpayment against future Royalties and if no further Royalties are due then such amount shall be refunded to LICENSEE within sixty (60) days. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 4.1.4.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	Pre-existing IP. Each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

6.2	Patent Prosecution. For clarity, the following Section 6.2 is only applicable to the extent there are any Licensor Patents.

(a)

Licensor Patents. Except as set forth in subsection (b) below, LICENSOR and/or Oncternal has the first right but not the obligation to conduct, control and pay for the prosecution, maintenance, challenges against validity and unenforceability or patentability with respect to the Licensor Patents in the Territory. At LICENSOR’s request, LICENSEE shall reasonably cooperate with and assist LICENSOR and/or Oncternal in connection with such activities. As between the Parties, LICENSOR and LICENSEE shall each bear fifty percent (50%) of the reasonable out of pockets costs of the prosecution and maintenance of the Licensor Patents and LICENSEE shall within forty five (45) days reimburse LICENSOR for its portion of the costs upon receipt of an undisputed and appropriately documented invoice therefor; provided, that, upon written notice from LICENSEE to LICENSOR, LICENSEE may elect to stop sharing in the costs of any given Licensor Patent and, if such notice is provided, then the subject Licensor Patent(s) shall no longer be Licensor Patents hereunder and shall be excluded from the definition of Licensor Patents.

(b)

Failure to Prosecute or Maintain Licensor Patents. In the event that Oncternal and LICENSOR elect to forgo the prosecution or maintenance of any of the Licensor Patents, LICENSOR shall notify LICENSEE of such election at least forty-five (45) days prior to any filing or payment due date, or any other due date that requires action (“Licensor Patent Abandonment Notice”). Upon receipt of a Licensor Patent Abandonment Notice, LICENSEE shall have the right, but not the obligation, upon written notice to LICENSOR, at its sole discretion and expense, to have any such Licensor Patent in such country assigned to LICENSEE and LICENSOR shall, and hereby does, assign any such patents to LICENSEE (each such patent, an “Abandoned Patent”), and the Abandoned Patent(s) shall no longer be Licensor Patents hereunder and shall be excluded from the definition of Licensor Patents. LICENSOR hereby agrees to sign all necessary papers and do all lawful acts reasonably requisite in connection with the prosecution, assignment and enforcement of any such Abandoned Patent. Upon any such assignment of an Abandoned Patent, LICENSEE shall grant and hereby does grant to LICENSOR and its Affiliates a non-exclusive, perpetual, irrevocable, fully paid-up, royalty free, worldwide right and license under such Abandoned Patent (and any patent claiming priority to or from such patent) to practice the inventions under such Abandoned Patent and to Develop and Commercialize any products claimed by such Abandoned Patent (excluding the Products); provided, that, the foregoing license is sublicenseable solely in conjunction with LICENSOR or its Affiliates granting or assigning a Third Party rights with respect to both (i) one or more products, and (ii) intellectual property rights, in each case that are controlled by LICENSOR or its Affiliates.

(c)

Information Rights. LICENSOR shall (i) keep LICENSEE reasonably informed as to the status of each Licensor Patent in the Territory, (ii) provide LICENSEE with copies of correspondence and materials relating to the prosecution, maintenance and defense of each Licensor Patent in the Territory, and consider in good faith the reasonable requests, suggestions and advice of LICENSEE with respect thereto, and (iii) promptly provide LICENSEE with copies of correspondence and materials received from or filed with any Regulatory Authority within the Territory related to the Licensor Patents. The foregoing activities shall be undertaken on timing that is reasonably appropriate in light of any timing requirements that LICENSOR is subject to so that LICENSEE has a meaningful opportunity to provide input and for LICENSOR to consider and act on such input.

(d)

Patent Term Extension. If election with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to a Product becomes available, upon Regulatory Approval or otherwise, the Parties will discuss in good faith which of the Licensor Patents, if any, will be extended. LICENSEE will have final decision making authority for which of the Licensor Patents, if any, to extend, provided that LICENSEE shall not extend any such patent term without the prior written consent of LICENSOR (which shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, consent shall be deemed reasonably withheld if LICENSOR intends to apply for patent term extension with respect to such Licensor Patent for one of its or its Affiliate’s or sublicensee’s products.

7.	INFRINGEMENT; MISAPPROPRIATION

7.1

Notification. Each Party will promptly notify the other Party in writing of any actual, suspected or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Field and in the Territory of which it becomes aware. The Parties and Oncternal shall enter into a joint interest/common defense agreement at the request of either Party (or Oncternal) prior to, or at any time following, the sharing of any such information.

7.2	Enforcement Action. For clarity, the following Section 7.2 is only applicable to the extent there are any Licensor Patents.

7.2.1

Enforcement of Licensor Patents. LICENSEE shall have the first right, but not the obligation, using counsel of its choice, to enforce the Licensor Patents against any actual or suspected infringement of the Licensor Patents with respect to the Exploitation of an Infringing Product in the Field and Territory by a Third Party or defend any declaratory action with respect thereto brought by such Third Party (a “Licensor Patent Action”), at its expense, and LICENSOR shall provide all reasonable assistance to LICENSEE in such Licensor Patent Action, including joining, at LICENSEE’s reasonable expense, such Licensor Patent Action if necessary to maintain the Licensor Patent Action, or to seek additional or alternative damages or injunctive relief under such Licensor Patent Action. Notwithstanding anything to the contrary herein, neither LICENSEE nor any of its sublicensees shall, without the prior written consent of LICENSOR (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensor Patents anywhere in the world, or (ii) give rise to liability of LICENSOR or its Affiliates.

7.2.2

Recoveries. Any recovery received as a result of any Licensor Patent Action shall be used first to reimburse the Parties for their costs and expenses (including attorneys’ and professional fees) incurred in connection with such action (and not previously reimbursed), and any remaining amount of such recovery shall be awarded to the Party that brought the suit; provided that if both Parties jointly bring a Licensor Patent Action any amount recovered will be applied pro-rata (based on the agreed allocation of costs and expenses to be borne by each Party in such action or suit) for the costs and expenses with respect to such action or suit (including reasonable attorneys’ fees and costs) and the remaining amounts shall be awarded to LICENSEE as Net Sales and subject to the payment of Royalties (to the extent applicable) thereon.

8.	CONFIDENTIALITY

8.1

Definition. “Confidential Information” means all types of financial, business, scientific, technical (including but not limited to information concerning ROR1 Antibody Products, the Products, biological materials, gene or protein sequences, Antibodies, antigens, cell lines, compounds, assays or test results), economic or engineering information, including without limitation, business strategies, business forecasts, product development plans, promotional and marketing objectives, results of operations, customer lists, supplier lists, patent disclosures, unpublished patent applications, know-how, trade secrets, compilations, ideas, inventions, discoveries, techniques, methods, processes, procedures, formulae, designs, patterns, drawings, schematics, plans, configurations, specifications, data sheets, mock-ups, models, compounds, compositions, structures, prototypes, clinical trial protocols, clinical data and analysis, formulae, software programs, source documents, programs, code, materials, equipment, samples, test results, opinions, data, analysis and other proprietary information, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, which is disclosed by one Party to the other Party hereunder or obtained by a Party through observation or examination of the other Party’s facilities, information and/or materials (such observation or examination hereinafter also referred to as “disclosure” for purposes of this Agreement). Notwithstanding the foregoing, all Confidential Information related exclusively to a Product shall be deemed to be LICENSEE’s Confidential Information (and, for clarity, (i) Confidential Information existing as of the Effective Date exclusively relating to a Product is being assigned to LICENSEE under this Agreement and LICENSEE shall be deemed the disclosing Party and LICENSOR shall be deemed to be the receiving Party with respect thereto, and (ii) Section 8.3.1(b) shall not apply to such Confidential Information), and LICENSEE the disclosing Party, and LICENSOR the receiving Party, thereof regardless of the Party initially disclosing the same. For clarity, notwithstanding the foregoing, all

Confidential Information related exclusively to a naked ROR1 reactive Antibody disclosed by LICENSOR shall be LICENSOR’s Confidential Information, and LICENSOR the disclosing Party, and LICENSEE the receiving Party, thereof.

8.2

Obligations. The receiving Party shall protect all the disclosing Party’s Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the disclosing Party’s Confidential Information to its Affiliates, and their respective directors, shareholders, officers, employees, Subcontractors, sublicensees, consultants, attorneys, accountants, acquirers, merger partners, banks and investors and other potential sources of funding or evaluating an actual or potential investment or acquisition or business opportunity (collectively, “Recipients”) who have a need-to-know such information for purposes related to this Agreement or for due diligence purposes, but only to the extent necessary to fulfill such purpose, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. Notwithstanding the foregoing, each Party shall have the right to disclose the other Party’s Confidential Information to the extent reasonably necessary under Applicable Laws in addition, LICENSEE shall have the right to disclose LICENSOR’s Confidential Information as part of any Regulatory Filing for the Products and LICENSOR shall have the right to disclose LICENSEE’s Confidential Information as part of any Regulatory Filing for a ROR1 Antibody Product.

8.3	Exceptions.

8.3.1	The obligations under Section 8.2 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:

(a)

is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the Term of this Agreement and was not subject to an obligation of confidentiality;

(c)	is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or

(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates outside of this Agreement, as evidenced by its written records, without use of the Confidential Information.

8.3.2

The receiving Party may disclose the disclosing Party’s Confidential Information if required to do so under Applicable Laws or a court order or other governmental order, provided that the receiving Party (to the extent allowed by the Applicable Law): (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel. In the event of a limited disclosure of the disclosing Party’s Confidential Information that is required by law or regulation, the receiving Party shall continue to treat such disclosed information as the disclosing Party’s Confidential Information for all other purposes and subject to the other terms and conditions of this Agreement.

8.4

Right to Injunctive Relief. Each Party agrees that breaches of this Article 8 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action without the need to post any bond.

8.5

Ongoing Obligation for Confidentiality. Upon termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except for one (1) copy which may be retained in its confidential files for archive purposes.

8.6

Publicity Review. Subject to this Section 8.6, the Parties shall jointly discuss and must mutually agree, based on the principles of this Section 8.6, on any statement to the public regarding this Agreement (which, for clarity, means the terms and conditions of this Agreement and not the Products themselves), subject in each case to disclosure otherwise required by Applicable Laws or the rules of any applicable securities exchange. When a Party elects to make any such statement or disclosure required under Applicable Law, it will give the other Party at least five (5) Business Days’ notice to review and approve such statement, unless the applicable Regulatory Authority requires disclosure such that a Party is prohibited by Applicable Law to provide such advance review by the other Party (in which case it shall be disclosed according to such requirement and notice will be provided as soon as possible). Notwithstanding anything in this Section 8.6 to the contrary, the terms of this Agreement may be disclosed to (i) Regulatory Authorities, including the United States Securities and Exchange Commission or any other exchange or securities commission having authority over a Party, where required by and in accordance with Applicable Law with redaction of financial information not otherwise required to be disclosed under Applicable Laws, in the reasonable judgment of the Party subject to such disclosure requirement, in which event the disclosing Party shall provide in advance of submission to the other Party for review and comment a copy of such redactions made to this Agreement or (ii) bona fide potential or actual investors, advisors, collaborators, or the like, that are subject to appropriate obligations of confidentiality.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Representations, Warranties and Covenants by Each Party. Each Party represents, warrants and covenants to the other Party as of the Effective Date that:

(a)	it is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)

it has full power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms; and

(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

9.2	Additional Representations, Warranties and Covenants by LICENSEE.

9.2.1

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which LICENSEE or any of its Affiliates is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

9.2.2	LICENSEE represents and warrants to LICENSOR that it shall comply with all Applicable Law with respect to the performance of rights and its obligations hereunder.

9.3

Additional Representations, Warranties and Covenants by LICENSOR. LICENSOR, hereby represents, warrants and covenants to LICENSEE that except as set forth in the Disclosure Schedule attached hereto as Schedule E:

9.3.1

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which LICENSOR or any of its Affiliates is a party that would impair the performance of its obligations hereunder; (iii) violate any Applicable Law; or (iv) result in the imposition of any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance on or with respect to any of the Product IP.

9.3.2	It shall comply with all Applicable Law with respect to the performance of rights and its obligations hereunder;

9.3.3	All licenses to Third Parties granted by LICENSOR or any of its Affiliates under the Licensed Technology will be consistent with LICENSEE’s rights under Article 2;

9.3.4	It has the full right, power and authority to grant all of the licenses granted to LICENSEE under this Agreement;

9.3.5

It or Oncternal is the sole and exclusive owner of all right, title and interest in and to the Licensed Technology existing as of the Effective Date and LICENSOR is the sole and exclusive owner of all right, title and interest in and to the Product IP existing as of the Effective Date and has not received any written notice of any ownership or inventorship challenge, interference, invalidity or unenforceability with respect to any patents or patent applications concerning the Product IP, Licensed Technology or Platform Patents;

9.3.6

Except for any license granted to a Third Party under the rights reserved for LICENSOR pursuant to Section 2.4, as of the Effective Date, LICENSOR has not granted to any Third Party any rights to any of the Licensed Technology, Platform Patents or Product IP in the Field with respect to which LICENSEE has been granted a license or assignment, respectively, hereunder;

9.3.7

As of the Effective Date, there is no pending Proceeding that has been commenced by or against LICENSOR or any of its Affiliates regarding the Licensed Technology, Platform Patents or Product IP. To the actual knowledge of LICENSOR following reasonable investigation no such Proceeding has been threatened;

9.3.8	As of the Effective Date, the Licensed Technology and Product IP are not subject to any liens or encumbrances;

9.3.9

To the actual knowledge of LICENSOR, the Licensed Technology and the Product IP, in conjunction with rights in the Platform Patents assigned to LICENSEE pursuant to the Asset Purchase Agreement, include all intellectual property and Know-How relating to a naked ROR1 reactive Antibody used by or on behalf of LICENSOR or its Affiliates as of the Effective Date which is necessary or useful for the Exploitation of one or more Products in the Field;

9.3.10

As of the Effective Date, neither LICENSOR nor any of its Affiliates has received any written communication and, to the actual knowledge of LICENSOR following reasonable investigation, there is no claim or action alleging that LICENSOR or its Affiliate’s use of any of the Licensed Technology or Product IP or a naked ROR1 reactive Antibody infringes, or constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of, the intellectual property rights of any Person;

9.3.11

As of the Effective Date, except under the UCSD License Agreement (including the agreements with Biosite and Xoma Technology referenced therein) and except under the Commercial License Agreement between Selexis SA and Oncternal (as successor in interest to Roar Therapeutics), dated May 19, 2014, with respect to the ROR1 reactive Antibody, no royalties or milestones are due under any agreement to which LICENSOR or any of its Affiliates (including Oncternal) is a party in connection with the Exploitation of any Product;

9.3.12

The Product IP in conjunction with the Purchased Assets (as defined under the Asset Purchase Agreement) constitute all of the assets, rights or properties (tangible and intangible) owned by LICENSOR, or its Affiliates (including Oncternal) that are exclusively related to the Exploitation of Products in the Field;

9.3.13

As of the Effective Date, there are no patents or patent applications owned or Controlled by LICENSOR or Oncternal or any of their respective Affiliates that Cover any Product other than the patents and patent applications set forth in Schedule B; and

9.3.14

As of the Effective Date, (i) the UCSD License Agreement is in effect and is valid and binding on LICENSOR and its Affiliates and enforceable in accordance with its terms, and (ii) neither LICENSOR nor any of its Affiliates is in material breach of, or material default under, the UCSD License Agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default by LICENSOR or any of its Affiliates thereunder.

9.4

No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, (A) NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (B) ANY INFORMATION PROVIDED BY A PARTY OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED. Each Party acknowledges and agrees that any Products are experimental in nature and may have unknown characteristics.

10.	INDEMNIFICATION

10.1

Indemnification by LICENSEE. LICENSEE agrees to indemnify, hold harmless and defend LICENSOR and its Affiliates, licensees and distributors and their respective officers, directors, employees, contractors, agents and permitted assigns, from and against any and all Claims arising or resulting from: (a) the Exploitation of a Product or Platform Patents by LICENSEE, its Subcontractors or sublicensees, (b) the negligence, recklessness or wrongful intentional acts or omissions or violations of Applicable Law by LICENSEE, its Affiliates, Subcontractors or sublicensees in exercising its rights or carrying out its obligations hereunder, (c) breach by LICENSEE of any representation, warranty or covenant as set forth in this Agreement, or (d) breach by LICENSEE or its assigns of any representation, warranty or covenant as set forth in the Assignment or failure to timely pay, perform or discharge any obligations under the UCSD License Agreement assumed by LICENSEE or its assigns thereunder. As used herein, “Claims” means collectively, any and all Third Party demands, claims and Proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

10.2

Indemnification by LICENSOR. LICENSOR hereby agrees to indemnify, defend and hold harmless LICENSEE, Sublicensees, its Affiliates and its and their directors, officers, agents and employees from and against any and all Claims arising or resulting from: (a) the Exploitation of any ROR 1 Antibody Product or Platform Patents by or on behalf of LICENSOR, (b) the negligence, recklessness or wrongful intentional acts or omissions or violations of Applicable Law by or on behalf of LICENSOR, (c) breach by LICENSOR of any representation, warranty or covenant as set forth in this Agreement, or (d) breach by LICENSOR or its Affiliates or its or their assigns of any representation, warranty or covenant as set forth in the Assignment or failure to timely pay, perform or discharge any obligations under the UCSD License Agreement retained by Oncternal.

10.3

Indemnification Procedure. Promptly after receipt by a Party seeking indemnification under this Section 10 (an “Indemnitee”) of notice of any pending or threatened Claim against it, such Indemnitee shall give written notice to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Article 10 (the “Indemnifying Party”) of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of such Claim and, to the extent that it elects within ten (10) Business Days of its receipt of notice of the Claim from the Indemnitee, to assume control of the defense and settlement of such Claim (unless the Indemnifying Party is also a party to such proceeding and the Indemnifying Party has asserted a cross claim against the Indemnified Party or a court has otherwise determined that such joint representation would be inappropriate) with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such Claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnitee for any Litigation Costs subsequently incurred by the Indemnitee. No compromise or settlement of any Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, provided no consent shall be required if (A) there is no finding or admission of any violation of Applicable Laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnitee’s rights under this Agreement are not restricted by such compromise or settlement. Notwithstanding the foregoing, the Indemnitee shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnitee establishes that the conduct of its defense by the Indemnifying Party would reasonably be likely to prejudice materially the Indemnitee due to a conflict of interest between the Indemnitee and the Indemnifying Party; and provided further that in any event the Indemnitee may participate in such defense at its own expense.

11.	LIMITATION OF LIABILITY

11.1	Consequential Damages Waiver. EXCEPT FOR (i) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (ii) A BREACH OF ARTICLE 8 (CONFIDENTIALITY), (iii) IN CONNECTION WITH A PARTY’S

INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR 10.2, OR (iv) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.5, AS APPLICABLE, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

11.2

Liability Cap. EXCEPT FOR (A) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR 10.2, (C) LICENSEE’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, OR (D) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.5 OR ARTICLE 8, EACH PARTY’S TOTAL LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED US$12,000,000, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE). The Parties intend that no double remedies or recoveries are intended or permitted under this Agreement and that claims asserted under one Section or subsection of this Agreement may not also be asserted under another such subsection of this Agreement or under any other Transaction Agreement if such assertion would result in double recovery.

12.	TERM; TERMINATION

12.1

Term. The term of this Agreement shall commence as of the Effective Date and shall expire on a Product-by-Product and country-by-country basis, upon the date of expiration of the Royalty Term with respect to such Product and country, unless earlier terminated as set forth below (collectively, the “Term”).

12.2

Termination for Convenience. LICENSEE shall have the right, without penalty, to terminate this Agreement in its entirety or on a Product-by-Product basis for convenience upon providing at least ninety (90) days advance written notice thereof in the event such Product has not been Commercialized (or no Product has been Commercialized in the case of termination of this Agreement in its entirety) or one hundred eighty (180) days advance written notice thereof in the event such Product has been Commercialized (or any Product has been Commercialized in the case of termination of this Agreement in its entirety).

12.3

Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety or on a Product-by-Product basis in the event the other Party has materially breached this Agreement and fails to cure such breach within ninety (90) days of receiving written notice thereof; provided, however, (a) if such breach relates to less than all Products, then the other Party’s termination right shall only be on a Product-by-Product basis with respect to the Product(s) to which the breach relates, and (b) if such breach is capable of being cured, but cannot be cured within such ninety (90) day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed an additional ninety (90) days. In the event that a Party challenges the existence of a purported material breach, and avails itself of the dispute resolution procedures set forth in Article 14, the notice period shall be tolled while such dispute resolution procedures are proceeding and this Agreement shall continue in accordance with its terms during such a period. For purposes of this Section 12.3, a “material breach” means a breach that would result in a material failure of fundamental obligations under this Agreement and for which monetary damages are an insufficient remedy.

12.4

Termination for Patent Challenge. LICENSOR shall have the right, on sixty (60) days’ written notice to LICENSEE, to terminate this Agreement if LICENSEE or its Affiliates or sublicensees, individually or in association with any other person or entity (a “Challenging Party”), commences a legal action (except to the extent required by Applicable Law) challenging the validity or enforceability of any Licensor Patents in any court or before any governmental authority with authority to determine the validity or enforceability of a Licensor Patent (“Patent Challenge”). Such termination shall be effective sixty (60) days after written notice by LICENSOR to LICENSEE referencing this Section 12.4, unless the Challenging Party, within such sixty (60) days, withdraws such Patent Challenge. Notwithstanding anything to the contrary herein, Patent Challenge does not include, and termination by LICENSOR under this Section 12.4, is not permitted for any counterclaim made, filed or maintained by LICENSEE or its Affiliates or sublicensees as defendants in any patent infringement claim, demand, lawsuit, cause of action or other action made, filed or maintained by LICENSOR or Oncternal or their Affiliates and/or licensors, including where such counterclaim challenges the scope of any Licensor Patents, including without limitation any counterclaim by LICENSEE that the making, using, selling, offering for sale and importation of any Product is not within the scope of the Licensor Patents.

12.5

Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

12.6	Effect of Termination or Expiration.

12.6.1

Upon the natural expiration of this Agreement, LICENSOR hereby grants to LICENSEE a royalty-free, fully paid-up right, perpetual, irrevocable and exclusive license, with the right to sublicense through multiple tiers, to use the Licensor Know-How for the purpose of the Exploitation of the Products in the Field within the Territory.

12.6.2	Upon termination of this Agreement (provided if termination is solely with respect to a Product, the following shall be read to be solely with respect to such Product):

(a)

LICENSEE shall have the right to sell its remaining inventory of Product for a period of one hundred eighty (180) days following the termination of this Agreement so long as LICENSEE is able to do so in compliance with Applicable Laws, and LICENSEE otherwise is not in material breach of this Agreement.

(b)

Subject to Section 12.6.2(a), all licenses granted hereunder shall terminate, provided that, any sublicenses granted by LICENSEE to a Third Party (including further sublicenses such direct sublicensees may have granted) shall survive at the request of the direct sublicensee; provided further that each direct sublicensee is then in material compliance with its sublicense agreement and promptly agrees in writing to be bound by the applicable terms of this Agreement (including, to the extent applicable, agreeing to pay amounts due hereunder).

12.7

Remedies. All of the non-breaching/terminating Party’s remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting/terminating Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching/terminating Party’s other rights of recovery for such breach with or without terminating this Agreement.

12.8

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1 (to the extent necessary to give effect to other surviving provision), 4 and 5 (with respect to amounts due prior to such expiration or termination), 8, 10, 11, 14, 15, and 16, and Sections 6.1, 12.6 (as applicable), 12.7, this 12.8, and 13.1 (for the period set forth therein) shall survive expiration or termination of this Agreement.

13.	LICENSEE INSURANCE

13.1

Insurance Requirements. Prior to the Commencement of any Phase I Clinical Trial for a Product or otherwise Commercializing the Product, LICENSEE shall, at its sole cost and expense, obtain and keep in force during the Term and for a period of not less than (a) three (3) years after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Products have expired, commercial general liability insurance from a minimum “A-” AM Bests rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than five million dollars (US $5,000,000) per occurrence and five million dollars (US $5,000,000) in the aggregate. LICENSEE has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on LICENSEE’s liability hereunder. Such policies shall name LICENSOR and its Affiliates as additional insured.

13.2

Policy Notification. LICENSEE shall provide LICENSOR with a certificate of insurance signed by an authorized representative of LICENSEE’s insurance underwriter evidencing the insurance coverage required by this Agreement: (a) prior to Commencement of the first Phase I Clinical Trial for a Product, (b) thirty (30) days prior to expiration, termination, or reduction of such insurance coverage, and (C) upon LICENSOR’s request not more than once annually.

13.3

Third Parties. LICENSEE shall use Commercially Reasonable Efforts to cause Third Parties engaged by LICENSEE to perform LICENSEE’s obligations under this Agreement to maintain such types of insurance coverages and for such period of time as are customary for such Third Parties given the nature of the services to be provided.

14.	DISPUTE RESOLUTION

14.1

General. Except for disputes for which injunctive or other equitable relief is sought to prevent the unauthorized use or disclosure of proprietary materials or information, prevent the infringement or misappropriation of a Party’s Intellectual Property Rights or prevent a breach of Section 2.5, the following procedures shall be used to resolve any dispute arising out of or in connection with this Agreement.

14.2

Meeting. Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute arising out of or resulting from this Agreement (“Dispute”). If such designated representatives do not resolve such Dispute within sixty (60) Business Days of such written request, then the Executive Officer of each Party shall meet in person or by telephone to review and attempt to resolve such Dispute in good faith. The Executive Officers shall have sixty (60) Business Days to attempt to resolve the dispute (such total one hundred and twenty (120) Business Days the “Dispute Resolution Period”). If the Parties are unable to resolve a Dispute within a Dispute Resolution Period, then such Dispute shall be resolved in accordance with Section 14.3.

14.3	Arbitration.

14.3.1

Any Disputes that are not resolved by the Parties in accordance with Section 14.2 shall be submitted to binding arbitration with the office of the American Arbitration Association (“AAA”) in San Diego County, California in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association. Such Dispute shall be heard by a panel of three (3) arbitrators appointed in accordance with such rules.

14.3.2

All such arbitration proceedings shall be held in English and a transcribed record shall be prepared in English. The Party submitting the Dispute to arbitration shall select the first of the three (3) arbitrators and shall provide notice of the same at the time it submits the Dispute to arbitration. The non-initiating Party shall then have thirty (30) days to select the second arbitrator. Thereafter, the first and second arbitrators shall have thirty (30) days to choose the third arbitrator. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment of the first two (2) arbitrators within thirty (30) days of such failure who shall thereafter pick the third as set forth herein. Each Party in any arbitration proceeding commenced hereunder shall initially bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim. The fees and expenses of the arbitrators, will be shared equally by the Parties. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the Dispute as necessary to protect either Party’s name, Confidential Information, Intellectual Property or any other proprietary rights or to prevent a breach of Section 2.5. If the Dispute involves scientific or technical matters, each arbitrator chosen hereunder shall have educational training and experience relevant to the field of biotechnology. The award rendered by the arbitrators shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorneys’ fees and costs. The arbitrator shall have the right to apportion liability between the Parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. The arbitration award will be presented to the Parties in writing, and upon the request of either Party, will include findings of fact and conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction.

15.	PRODUCT IP ASSIGNMENT

15.1

Transfer of Product IP. LICENSOR hereby sells, assigns, transfers and conveys to LICENSEE, and LICENSEE hereby purchases, all of LICENSOR’s right, title and interest in and to the Product IP, free and clear of any Liens. Simultaneous with the execution of this Agreement, the Parties shall execute the bill of sale and assignment and assumption attached hereto as Schedule D in connection with the transfer and assignment of the Product IP.

16.	GENERAL PROVISIONS

16.1

Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) either Party may assign this Agreement in the event of a Change in Control. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (a) and (b) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. In addition, each of LICENSOR and Oncternal covenants and agrees that it shall not assign any of the Licensed Technology to any Affiliate or Third Party unless the obligations under this Agreement (and the Oncternal License and Assignment Agreement) are also assigned, pursuant to this Section 16.1, to and explicitly assumed by such Affiliate or Third Party in writing. Any attempted assignment in contravention of the foregoing shall be null and void. Absent a novation executed by the Parties, the assigning Party shall continue to be liable to the non-assigning Party for any breaches of this Agreement by the Affiliate, successor in interest or acquirer.

16.2

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

16.3

Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of California, without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result, except that issues subject to the arbitration clause and any arbitration hereunder shall be governed by the applicable commercial arbitration rules and regulations.

16.4

Force Majeure. Except with respect to delays or nonperformance by a Party caused by the negligent or intentional act or omission of such Party, any delay or nonperformance by such Party will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts or failures to act of the government (including any Regulatory Authority) or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

16.5

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.6

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between LICENSOR and LICENSEE, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

16.7	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.8

Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile transmission, upon receipt, (ii) if sent by reputable courier service guaranteeing overnight delivery, on the next Business Day, (iii) if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) Business Days after deposit in United States post office facilities properly addressed with postage prepaid, or (iv) if sent by electronic mail, upon confirmed receipt. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other Party hereunder:

If to LICENSOR:	Velos Biopharma Holdings, LLC 3525 Del Mar Heights Road #821 San Diego, CA 92130-2122 Attn: Cam Gallagher, CEO

with a copy to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attn: Cheston Larson, Esq./Steven T. Chinowsky, Esq. Fax: (858) 523-5450

If to LICENSEE:	VelosBio Inc. 3210 Merryfield Row San Diego, CA 92121 Attn: Chief Executive Officer

with a copy to:	Morgan, Lewis & Bockius LLP One Market, Spear Street Tower San Francisco, CA 94105 Attn: Benjamin Pensak

If to Oncternal:	Oncternal Therapeutics, Inc. 3525 Del Mar Heights Road #821 San Diego, CA 92130-2122 Attn: James Breitmeyer, President & CEO Fax: (858) 408-3010

with a copy to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attn: Cheston J. Larson, Esq./Steven T. Chinowsky, Esq. Fax: (858) 523-5450

or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

16.9

Further Assurances. Each Party hereby covenants and agrees without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate, at the cost of the requesting Party (unless otherwise set forth herein), to carry out the intent and purposes of this Agreement.

16.10

No Third Party Beneficiary Rights. Except with respect to Oncternal which shall be deemed to be an intended third party beneficiary of LICENSOR’s rights under this Agreement and except as otherwise expressly stated herein, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

16.11

Entire Agreement. This Agreement, together with its Schedules and the Assignment and the Transition Services Agreement and Asset Purchase Agreement, sets forth the entire agreement and understanding of the Parties and their Affiliates as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications, understandings, discussions, negotiations or agreements between the Parties and their Affiliates with respect to such subject matter. In the event of any inconsistency between this Agreement, and the Transition Services Agreement or Asset Purchase Agreement, this Agreement shall control.

16.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.13

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.14	Interpretation; Waiver of Rule of Construction.

16.14.1

Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” (and, for clarity, where words such as “without limitation” follow “including” in this Agreement no alternative or additional meaning is intended), (c) the word “shall” shall be construed to have the same meaning and effect as the word “will”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”, (j) the phrase “non-creditable and non-refundable” shall not forestall a Party’s right to claim or receive damages in connection with a breach of this Agreement (including damages that are equal to or less than any payment described as “non-creditable and non-refundable”), and (k) the phrases “relating exclusively” or “relate exclusively” or the like shall be understood to mean that the object of such phrase may be the entirety of something or may be a portion of a greater whole.

16.14.2

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.15

Guaranty. In consideration of the rights granted to LICENSOR under this Agreement, and to induce LICENSEE to enter into this Agreement, Oncternal, hereby irrevocably and unconditionally guarantees, in favor of LICENSEE and its Affiliates, the performance of all of LICENSOR’s obligations under Sections 2.1 (License Grant), 2.2 (Sublicense Rights), 2.3 (UCSD License Agreement), 2.5.1 and 2.5.3 (Exclusivity), 2.6 (Oncternal License and Assignment Agreement), 3.4 (Right of Reference), 6.2 (Patent Prosecution), 9.1 (Representations, Warranties and Covenants), 9.3 (Additional Representations, Warranties and Covenants by LICENSOR), 10.2 (Indemnification by LICENSOR), 16.1 (Assignment) and 16.9 (Further Assurances); Articles 6 (Intellectual Property Rights), 7 (Infringement; Misappropriation), 8 (Confidentiality) and 15 (Product IP Assignment); and Schedules C and D; in each case subject to any defenses, counter-claims and limitations of liabilities which are available to LICENSOR; provided that if at the time of such non-performance by LICENSOR, LICENSOR is not an Affiliate of Oncternal, then the foregoing guaranty shall apply solely to the extent the breach or failure in performance by LICENSOR of its obligation arises out of or results from the negligence or willful misconduct of Oncternal or the breach by Oncternal of obligations under the Oncternal License and Assignment Agreement. Oncternal agrees to take such action as may be necessary to keep itself informed as to the scope and performance of such obligations and of the affairs of LICENSOR and agrees that LICENSEE has no obligation to notify Oncternal of any matter which may increase or change its obligations hereunder as a guarantor or to assist Oncternal in managing or supervising LICENSOR. No failure or delay or lack of demand, notice or diligence in exercising any right under this Section 16.15 shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Section 16.15. This guarantee is an absolute, unconditional and continuing guarantee of performance. Any provision of this Section 16.15 that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Oncternal represents, warrants and covenants to LICENSEE that it has the corporate power and authority to enter into this guarantee, that all corporate and governmental approvals needed by it to enter into and to perform hereunder have been secured or obtained, and that the provisions of this Section 16.15 are a legal and valid obligation binding upon it and is enforceable in accordance with its terms, and that the execution hereof does not conflict with any agreement, undertaking, or instrument to which it is a party. Oncternal hereby expressly waives any requirement that LICENSEE exhaust any right, power or remedy against LICENSOR hereunder prior to proceeding directly against Oncternal under this Section 16.15.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

LICENSOR:		LICENSEE:

Velos Biopharma Holdings, LLC		VelosBio Inc.

By:	/s/ Cam Gallagher	By:	/s/ David Johnson
Name:	Cam Gallagher	Name:	David Johnson
Its:	Chief Executive Officer	Its:	President and Chief Executive Officer

With respect to relevant Sections and Articles of this Agreement only:

Oncternal Therapeutics, Inc.

By:	/s/ James Breitmeyer
Name:	James Breitmeyer
Its:	President and Chief Executive Officer

Signature Page to License and Assignment Agreement

SCHEDULE A: PLATFORM PATENTS

Patent families 701, 702, 703, 704 and 708 as detailed further below:

[***]

SCHEDULE B: PRODUCT IP

Patents and patent applications:

•	Patent families 710, 711 and 712, as detailed further below:

Know-How (in each case, to the extent exclusively related to a Product):

•

Know-How owned or controlled by LICENSOR or Oncternal (prior to or on the Effective Date) or LICENSEE (after the Effective Date) under any of the Assigned Contracts (as defined in the Asset Purchase Agreement)

•	Images and structures, and any related descriptions, reflected in LICENSOR’s or Oncternal’s board meeting minutes or materials
•	Know-How owned or controlled by LICENSOR or Oncternal and arising out of any of the following activities under agreements between Oncternal and the indicated counterparty:

•	Know-How owned or controlled by LICENSOR or Oncternal and arising out of any of the following activities:

SCHEDULE C: FORM OF ASSIGNMENT-IN-PART OF UCSD LICENSE AGREEMENT

PARTIAL ASSIGNMENT AND ASSUMPTION OF LICENSE AGREEMENT

This PARTIAL ASSIGNMENT AND ASSUMPTION OF LICENSE AGREEMENT, dated as of February 6, 2018 (this “Assignment”), by and between VELOS BIOPHARMA HOLDINGS, LLC, a Delaware limited liability company (“Assignor”), and, VelosBio Inc. a Delaware corporation (“Assignee”). Assignor and Assignee are referred to herein individually as a “Party” and collectively as the “Parties.” Oncternal Therapeutics, Inc. is a party to this Agreement solely for purposes of Section 4 and Annex 2, part 3.

WHEREAS, Assignor and Assignee have entered into a License and Assignment Agreement, dated as of February 6, 2018 (the “License and Assignment Agreement”), pursuant to which Assignor has agreed to license certain intellectual property relating to the Products (as hereinafter defined), including a partial assignment and assumption of that certain License Agreement, dated March 31, 2016, by and between Oncternal Therapeutics, Inc., a Delaware corporation (together with its successors and permitted assigns (other than Assignor), “Oncternal”) and The Regents of the University of California, as amended (the “UCSD License Agreement”), attached hereto as Annex 1, but only insofar as it relates to the Products.

WHEREAS, Section 10.3 of the UCSD License Agreement provides that the UCSD License Agreement may be assigned by Assignor in whole or in part to an affiliate which agrees to be bound by the terms of the UCSD License Agreement upon written notice to The Regents of the University of California.

WHEREAS, as of the date hereof, Oncternal, Assignor and Assignee are all affiliates of each other.

WHEREAS, on the date hereof, pursuant to that certain License and Assignment Agreement between Oncternal and Assignor, Oncternal assigned and transferred to Assignor, and Assignor agreed to accept and assume, all rights and obligations of Oncternal under the UCSD License Agreement with respect only to the Products.

WHEREAS, pursuant to Section 2.3 of the License and Assignment Agreement, Assignor has agreed to assign and transfer to Assignee, and Assignee has agreed to accept and assume, all rights and obligations of Assignor under the UCSD License Agreement with respect only to the Products, as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements set forth herein and in the License and Assignment Agreement and for other valuable consideration, receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.    Defined Terms. As used herein, the following terms have the following meanings:

“ADC Product” means any product containing or comprising a ROR1 reactive Antibody conjugated or fused directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an Antibody). For clarity, “ADC Product” includes, but is not limited to, any Bispecific Product conjugated, fused, or operatively linked directly or indirectly with a cytotoxic or cytostatic compound or radionuclide (or any other method of delivering a toxic moiety to a cell using an Antibody), but excludes a CAR-T Product.

“Antibody” means all forms of antibodies, including, but not limited to: murine, chimeric, primatized, humanized, de-immunized, and human; as well as all intact antibodies and fragments (including, but not limited to, Fab, scFv formats (including diabodies and tandem scFvs), single domain antibodies (such as nanobodies), and small modular immunopharmaceuticals (SMIPs)). For clarity, an Antibody includes any Antibody whose carbohydrates or Fc region have been chemically or genetically modified, for example, to alter its pharmacokinetics, or its interactions with immune effector cells or complement components.

“Bispecific Product” means any product containing or comprising a ROR1 reactive Antibody conjugated, fused, or operatively linked to any other moiety such that such product can bind simultaneously one or more epitopes on ROR1 and one or more different targets (e.g., polypeptide, carbohydrate, or lipid). For clarity, Bispecific Product does not include a CAR-T Product, but does include “multispecific” Antibodies.

“CAR-T Product” means any product that is a genetically engineered immune effector cell expressing a ROR1 reactive Antibody or the genetic techniques to produce them, or other genetically engineered cellular therapies having an affinity for ROR1. For clarity, a CAR-T Product can also include additional Antibodies recognizing other cellular targets, or the genetic techniques to produce them, but does not include any Bispecific Product.

“Field” means therapeutic, diagnostic and preventive applications in all indications.

“Licensed Method” has the meaning set forth in the UCSD License Agreement.

“Licensed Product” has the meaning set forth in the UCSD License Agreement.

“Platform Patents” has the meaning set forth in the License and Assignment Agreement.

“Products” means any product (i) that is an ADC Product or a Bispecific Product and (ii) would constitute a Licensed Product under the UCSD License Agreement. For clarity, Products may contain a toxic payload and also be reactive with other targets in addition to ROR1. For further clarity, subject to the final sentence of Section 2.1.1 the License and Assignment Agreement, Products does not include CAR-T Products or ROR1 Antibody Products.

“ROR1 Antibody Product” means any product containing or comprising a ROR1 reactive Antibody, including, without limitation, cirmtuzumab, that is not an ADC Product or a Bispecific Product.

“Technology” has the meaning set forth in the UCSD License Agreement.

“Territory” has the meaning set forth in the UCSD License Agreement.

“Term” has the meaning set forth in the UCSD License Agreement.

2.    Assignment in Part. Subject to the terms set forth herein, Assignor does hereby assign, transfer and deliver to Assignee, and Assignee hereby accepts and assumes and agrees to timely perform, pay and discharge, all rights, duties and obligations of Assignor under the UCSD License Agreement with respect to, and only to the extent that, such rights, duties and obligations relate to the Products, which assignment in part includes an assignment of the license under Section 2.1 of the UCSD License Agreement under the Platform Patents to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Products (but no other Licensed Products) and to practice Licensed Methods with respect to Products (but no other Licensed Products) and to use Technology in the Field with respect to Products (but no other Licensed Products) within the Territory and during the Term, in all cases on and subject to the terms and conditions of the UCSD License Agreement. Nothing herein shall be deemed or construed to constitute an assignment of any rights under the UCSD License Agreement relating to any Licensed Products other than the Products. Assignee hereby agrees to be bound by and comply with the terms of the UCSD License Agreement (including, without limitation, Section 3.1(c)B, Section 3.1(c)D, Section 3.3(a)(i)-(v), Section 3.3(a)B, Section 3.3(a)D, Section 3.4, Article 4, Article 5, Article 6 and Section 8.2 thereof) and to perform, discharge and be responsible for all liabilities arising thereunder to the extent relating solely to the Products. Without limiting the foregoing, the Parties hereby acknowledge and agree that the fees, milestones and other payments set forth on, or allocated to Assignee in, Annex 2 hereto relate to the Products (or, with respect to general payments, represent the portion of such payments attributable to the Products), and such fees, milestones and other payments are assigned and delegated to, and assumed by, Assignee hereunder.

3.    No Merger. Nothing contained in this Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or otherwise affect the provisions of the License and Assignment Agreement, including the warranties, covenants, agreements, conditions and representations contained in the License and Assignment Agreement and, in general, any of the rights and remedies, and any of the obligations and indemnifications, of Assignor or Assignee set forth in the License and Assignment Agreement. Except as expressly provided in the License and Assignment Agreement, this Assignment is made without warranty of any kind, express or implied at common law, by statute or otherwise.

4.    Further Assurances. Assignor and Assignee each covenant and agree, in connection with the License and Assignment Agreement and this Assignment, promptly to execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or desirable to effectuate and perform more fully the provisions of this Assignment and the assignment and assumption in part made pursuant to Section 2 hereof.

5.    Miscellaneous. This Assignment: (a) is executed pursuant to the License and Assignment Agreement, (b) shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof, (c) shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and (d) may be executed and delivered either originally or by facsimile transmission or electronic transmission in PDF format, and in one or more counterparts, each of which shall be considered an original document, but all of which together shall be considered one and the same document. This Assignment may not be amended, modified, supplemented or waived except in a writing signed by each of Assignor and Assignee. The section headings contained in this Assignment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Assignment. Capitalized terms used herein and not otherwise defined have the meanings set forth in the License and Assignment Agreement.

[Signature pages follow]

This Partial Assignment and Assumption of License Agreement is being executed and delivered by Assignor and Assignee and shall be effective as of the date first above written.

ASSIGNOR:		ASSIGNEE:

Velos Biopharma Holdings, LLC		VelosBio Inc.

By:	/s/ Cam Gallagher	By:	/s/ David Johnson
Name:	Cam Gallagher	Name:	David Johnson
Its:	Chief Executive Officer	Its:	President and Chief Executive Officer

With respect to relevant Sections of this Partial Assignment and Assumption of License Agreement only:

Oncternal Therapeutics, Inc.

By:	/s/ James Breitmeyer
Name:	James Breitmeyer
Its:	President and Chief Executive Officer

Annex 1

UCSD License Agreement

Annex 2

Fees, Milestones and Payments Assumed by Assignee

The Parties hereby acknowledge and agree that the fees, royalties and other payments set forth below relate or are attributable to the Products, and accordingly Assignee hereby assumes and agrees to timely pay and discharge the fees, royalties and other payments set forth below. The Parties further acknowledge and agree that the following payment terms are subject to Section 2.3.1 and any amended or alternate agreement that one or both Parties (and/or their Affiliates) and UCSD may enter.

1.	License Maintenance Fees

Fifty percent (50%) of the annual license maintenance fee payable under Section 3.1(b) of the UCSD License Agreement from and after January 1, 2018 shall be assigned to and assumed, paid and discharged by Assignee. For clarity, Assignee’s responsibilities for License Maintenance Fees shall commence as of January 1, 2018 and does not include any such fees due prior to such date.

2.	Milestone Payments

All of the milestone payments payable under Section 3.1(c) of the UCSD License Agreement under subclause B (“For the first ADC Licensed Product”) and subclause D (“For the first Antibody Fragment or Synthetic Antibody Licensed Product”) of such Section shall be assigned to and assumed, paid and discharged by Assignee.

3.	Sales Milestones

All of the milestone payments payable under Section 3.1(c) of the UCSD License Agreement under subclause E thereof relating to Net Sales (as defined in the UCSD License Agreement) of Products shall be assigned to and assumed, paid and discharged by Assignee. In the event that any such milestone payment is triggered by cumulative Net Sales of Products and Net Sales by Oncternal of other Licensed Products, the portion of such milestone payment so assumed and payable by Assignee shall equal the percentage of the aggregate Net Sales of Licensed Products constituting Net Sales of Products.

Each of Assignor (and Oncternal) and Assignee would have the right to audit the other party’s applicable books and records with respect to Net Sales of Licensed Products in accordance with Section 5.1.2 applied mutatis mutandis.

4.	Royalty Payments

The royalty payments payable under Section 3.1(d) of the UCSD License Agreement relating to Net Sales (as defined in the UCSD License Agreement) of “ADC Licensed Products” and “Antibody Fragment or Synthetic Antibody Licensed Products” shall be assigned to and assumed, paid and discharged by Assignee.

5.	Sublicense Fees

Any and all Sublicense Fees or Sublicense royalty payments (as such terms are defined or used in the UCSD License Agreement) payable under Section 3.1(g)-(h) relating to any sublicense by or through Assignee related to the Products shall be assigned to and assumed, paid and discharged by Assignee.

6.	Minimum Payment Obligation

In the event that any minimum annual royalty payment is triggered under Section 3.1(i) of the UCSD License Agreement from and after the first calendar year of commercial sales of Products by Assignee (or its Affiliates or sublicensees), a percentage of such minimum annual royalty payment shall be assigned to and assumed, paid and discharged by Assignee, which percentage shall represent the percentage of total earned royalties contributed by Oncternal (or its affiliates of sublicensees). By way of illustration, if the minimum annual royalty for a calendar year is $500,000, and Assignee pays total earned royalties of $100,000 and Oncternal pays total earned royalties of $25,000 in such calendar year, Oncternal has contributed 20% of the total earned royalties and thus Licensee is only responsible for 20% of the residual minimum annual royalty of $375,000, or $75,000 and Oncternal is responsible for 80% of the of the residual minimum annual royalty of $375,000, or $300,000.

7.	Patent Costs

All of the reimbursements or advance payments payable under Section 3.2 of the UCSD License Agreement for Patent Costs (as defined in the UCSD License Agreement) that relate exclusively to Products shall be assigned to and assumed, paid and discharged by Assignee. In the event that any such Patent Costs relate to Platform Patents that relate to both Products and other Licensed Products, Assignee shall assume and be responsible for 50% of such Patent Cost.

As of the Effective Date, such amounts equal $165,400.

8.	Biosite and Xoma Payments

All payments due to or in respect of either Biosite Incorporated or Xoma Technology Ltd. under the UCSD License Agreement (and the agreements with Biosite and Xoma Technology referenced therein) shall be assigned to and assumed, paid and discharged by the Party that is developing or marketing the applicable product.

9.	Annual Spend

Fifty percent (50%) of all payments due under Section 3.3(a)(ii) of the UCSD License Agreement shall be assigned to and assumed, paid and discharged by Assignee.

10.	Research & Development

Fifty percent (50%) of all payments due under Section 3.4 of the UCSD License Agreement shall be assigned to and assumed, paid and discharged by Assignee from and after January 1, 2018. For clarity, Assignee’s responsibilities for such payments shall commence as of January 1, 2018 and do not include any such fees due prior to such date.

11.	Selexis Royalties

As set forth in the Transition Services Agreement.

SCHEDULE D

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION

This Bill of Sale and Assignment and Assumption (“Bill of Sale”) dated as of February 6, 2018 is executed and delivered by Velos Biopharma Holdings LLC (the “Assignor”) and VelosBio Inc. (the “Assignee”).

WHEREAS, pursuant to that certain License and Assignment Agreement, dated February 6, 2018, by and between the Assignor and the Assignee (the “Agreement”), the Assignor has agreed to sell, assign, transfer and deliver to the Assignee the Product IP, and the Assignee has agreed to accept and assume the Product IP.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby agrees as follows:

1.

The Assignor hereby sells, assigns, transfers and delivers to the Assignee, its successors and assigns, to have and to hold forever, all right, title and interest in, to and under all of the Product IP. For purposes of convenience, “Product IP” is defined to mean (i) the patents and patents applications set forth on Annex 1 (to this Bill of Sale) (including all related family members) and (ii) all Know–How, patent rights, trademarks, service marks, good will, moral rights, and any and all other intellectual property or proprietary rights (including, without limitation, applications relating thereto and the right to sue for infringement, including past infringement), whether or not patentable now known or hereafter recognized in any jurisdiction owned or controlled by Assignor, Oncternal Therapeutics, Inc. or any of its or their Affiliates as of January 5, 2018 that is exclusively related to a Product, including the Know-How set forth on Annex 1 (to this Bill of Sale).

2.

This Bill of Sale and all of its terms shall inure to the benefit of the parties hereto and their respective successors and assigns and shall bind the parties and their respective successors and assigns.

3.

Each party hereto agrees that it will, from time to time after the date hereof, without further consideration, execute, acknowledge and deliver all such further acts, assignments, transfers, conveyances, evidences of title, assumptions and assurances as may be required to carry out the intent of this Bill of Sale, including preparing a notarized version of this Bill of Sale upon the request of a party. Each party hereby appoints the other party as its attorney-in-fact to do, at the other party’s option, all acts necessary or appropriate to effectuate the assignments pursuant to Section 1 above, including executing and recording all instruments appropriate to effect and confirm any such assignment, and the subsequent prosecution, maintenance, and enforcement of any Product IP. These powers of attorney are coupled with an interest and are irrevocable.

4.	With respect to the patents and patent applications included within the Product IP:

a.

Assignor has assigned and/or by these presents does hereby sell, assign, transfer and convey unto Assignee, the whole and entire right, title and interest (i) in and to the patents identified in Annex 1 (to this Bill of Sale) (“Patents”), for the territory of the United States and its possessions and territories and all foreign countries; (ii) in and to any and all United States and foreign patent applications claiming priority to the Patents including, without limitation, applications for patents including provisionals, non-provisionals, divisions, continuations, continuations-in-part, requests for continued examinations, utility models, PCT applications and designs and any other related United States and foreign applications and equivalents thereof (the “Applications”), along with the right to claim priority to the Applications under any treaty relating thereto; (iii) in and to all United States and foreign patents, utility models, inventor’s certificates and designs and all equivalents thereof which may be granted for the Patents or the Applications, including extensions, renewals, reissues and reexamination certificates thereof (the “Future Patents”); and (iv) in and to all rights to sue or claim for damages, injunctive reliefs and administrative reliefs and collect damages resulting from past, present and future infringement of any and all of the Patents and the Future Patents.

b.

The Patents, the Applications and the Future Patents shall be held and enjoyed by Assignee, for Assignee’s own use and benefit, and for Assignee’s legal representatives and assigns, to the full end of the term or terms of the Patents and the Future Patents, as fully and entirely as the same would have been held by Assignor had this assignment and sale not been made; and for the aforesaid consideration, Assignor hereby covenants, agrees and undertakes to execute promptly or cause to be executed promptly, whenever requested by Assignee, all patent applications, assignments, lawful oaths and any other papers which Assignee may deem necessary or desirable for securing to Assignee or for maintaining for Assignee all of the Patents, the Applications and the Future Patents hereby assigned or agreed to be assigned, all without further compensation to Assignor, but at the reasonable and pre-approved cost and expense of the Assignee, its successors, legal representatives, and assigns. It is agreed that Assignor shall be legally bound, upon request of Assignee or its successors or assigns or a legal representative thereof, to supply all information and evidence of which the undersigned has knowledge or possession, relating to the making and practicing of the Patents and to testify in any legal proceeding relating thereto without further compensation to Assignor, but at the reasonable and pre-approved cost and expense of the Assignee, its successors, legal representatives, and assign.

5.

This Bill of Sale shall be governed by, and construed and enforced in accordance with, the laws of the State of California other than conflict of laws principles thereof directing the application of any law other than that of California. Courts within the

State of California will have jurisdiction over all disputes between the parties hereto arising out of or relating to this Bill of Sale and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that: (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

6.	All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto has caused this instrument to be signed in its name by its duly authorized representatives as of the date first above written.

VELOS BIOPHARMA HOLDINGS, LLC

By:	/s/Cam Gallagher
Name:	Cam Gallagher
Title:	Chief Executive Officer

VELOSBIO INC.

By:	/s/David Johnson
Name:	David Johnson
Title:	President and Chief Executive Officer

Annex 1

Product IP

Patents and patent applications:

•	Patent families 710, 711 and 712, as detailed further below:

Know-How (in each case, to the extent exclusively related to a Product):

•

Know-How owned or controlled by Assignor or Oncternal Therapeutics, Inc. (“Oncternal”) (prior to or on the Effective Date) or Assignee (after the Effective Date) under any of the Assigned Contracts (as defined in the Asset Purchase Agreement)

•	Images and structures, and any related descriptions, reflected in Assignor’s or Oncternal’s board meeting minutes or materials
•	Know-How owned or controlled by Assignor or Oncternal and arising out of any of the following activities under agreements between Oncternal and the indicated counterparty
•	Know-How owned or controlled by Seller and arising out of any of the following activities:

SCHEDULE E

DISCLOSURE SCHEDULE

to the

LICENSE AND ASSIGNMENT AGREEMENT

among

Velos Biopharma Holdings, LLC

and

VelosBio Inc.

and

Oncternal Therapeutics, Inc.

Section 9.3.4: Oncternal has rights and obligations regarding (i) the use of the producer cell line used to generate a master cell bank for the manufacture of the cirmtuzumab antibody and (ii) use and distribution of cirmtuzumab in finished products. Those rights cannot be sublicensed without the consent of Selexis SA.

Section 9.3.5, 9.3.7 and 9.3.8

The Exploitation of one or more Products in the Field may require rights under certain intellectual property related to antibody drug conjugation.

Section 9.1(d), 9.3.4 and 9.3.11: LICENSOR is aware that the development of the cirmtuzumab antibody was sponsored in part by The California Institute for Regenerative Medicine (“CIRM”), CLL Global Research Foundation, and Blood Cancer Research Fund and as a consequence the UCSD License Agreement is subject to overriding obligations to the same under the sponsorship agreements. UCSD will not share these agreements with Oncternal or LICENSOR, but LICENSOR is not aware of any obligations under those agreements that would have an adverse impact on the license granted hereto to LICENSEE.

Section 9.3.9: LICENSEE has submitted a pre-IND Briefing package to the US FDA containing extensive information concerning the ADC Product and its characterization, including information that has not been shared with Oncternal management.

Section 9.3.14: Under the UCSD License Agreement, certain periodic written progress reports are outstanding and past due (although extensive updates have been provided during multiple joint development meetings). For a variety of business reasons, IND-enabling toxicology studies for the ADC and Genetically Engineered Cellular Therapy Licensed Products were not initiated within one year from the Effective Date of the UCSD License Agreement. Although UCSD is aware of such matters, Oncternal has not been notified of any material breach or material default under the UCSD License Agreement.